June 23, 2021

New You, Inc.

6351 Yarrow Drive, Suite E

Carlsbad, California

Re: New You, Inc. Regulation A Offering Statement on Form 1-A

Ladies and Gentlemen:

We have acted as counsel for New You, Inc., a Nevada corporation (the "Company"), in connection with the offering statement on Form 1-A (the "Offering Statement") filed with the Securities and Exchange Commission (the "Commission") pursuant to Regulation A under the Securities Act of 1933, as amended (the "Act"), relating to the qualification of a Regulation A offering of up to a total of 400,000,000 shares of the Company’s common stock, pare value $0.00001 per share (the “Shares”).

In rendering the opinion set forth below, we have reviewed (a) the Offering Statement and the exhibits thereto; (b) the Company's Articles of Incorporation, as amended; (c) the Company's Bylaws, as amended; (d) certain records of the Company's corporate proceedings as reflected in its minute books; and (e) such statutes, records and other documents as I have deemed relevant. I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and conformity with the originals of all documents submitted to me as copies thereof. In addition, I have made such other examinations of law and fact as I have deemed relevant in order to form a basis for the opinion hereinafter expressed. If, for any reason, the foregoing assumptions are not accurate in any respect, this opinion cannot be relied upon.

Based upon the foregoing, it is our opinion that the Shares have been duly and validly authorized, and when the Offering Statement has become qualified under the Act and Regulation A thereunder, and the Shares have been issued, delivered, and paid for in accordance with the terms of the Offering Statement, such Shares will be legally issued, fully paid and non-assessable shares of the Company’s common stock.

We consent to the inclusion of this opinion as an exhibit to the Offering Statement and further consent to all references to us under the caption “Legal Matters” in the Offering Circular contained therein.

Sincerely,

The Crone Law Group P.C.

/s/ The Crone Law Group P.C.

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